                                                                                                                                                                                                           EXHIBIT 10.2

SECOND AMENDMENT TO FIRST AMENDED AND RESTATED LOAN AGREEMENT

Second Amendment to First Amended and Restated Loan Agreement, dated the 29th day of July, 2014, by and among Matthews International Corporation, a Pennsylvania corporation (the "Borrower"), the Banks (as defined in the Loan Agreement (as hereinafter defined)), Citizens Bank of Pennsylvania, a Pennsylvania banking institution, in its capacity as administrative agent for the Banks (in such capacity, the "Agent"), and PNC Bank, National Association, a national banking association, in its capacity as syndication agent for the Banks (in such capacity, the "Syndication Agent") (this "Second Amendment").

W I T N E S S E T H:

WHEREAS, pursuant to that certain First Amended and Restated Loan Agreement, dated July 18, 2013, by and among the Borrower, the Banks party thereto, the Agent, and the Syndication Agent, as amended by that certain First Amendment to First Amended and Restated Loan Agreement, dated July 29, 2014, by and among the Borrower, the Banks party thereto, the Agent, and the Syndication Agent (as further amended, modified, supplemented or restated from time to time, the "Loan Agreement"), the Banks agreed, among other things, to extend a revolving credit facility to the Borrower in an aggregate principal amount not to exceed Five Hundred Million and 00/100 Dollars ($500,000,000.00);

WHEREAS, the Borrower has notified the Agent that it desires to increase (the "Current Increase") the Revolving Credit Facility Commitment pursuant to Section 2.21 of the Loan Agreement by an amount equal to Four Hundred Million and 00/100 Dollars ($400,000,000.00) such that immediately after giving effect to such increase the Total Commitment Amount shall be Nine Hundred Million and 00/100 Dollars ($900,000,000.00); and

WHEREAS, Wells Fargo Bank, N.A., JPMorgan Chase Bank, N.A., Bank of America, N.A., SunTrust Bank, and TD Bank, N.A. (each, a "New Bank" and collectively, the "New Banks") desire to provide a portion of the Current Increase and join the Loan Agreement as "Banks"; and

WHEREAS, in connection with the Current Increase, the Borrower, the Banks, the Agent and the Syndication Agent desire to give effect to the Current Increase and to amend certain provisions of the Loan Agreement pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. All capitalized terms used herein which are defined in the Loan Agreement shall have the same meaning herein as in the Loan Agreement unless the context clearly indicates otherwise.

2. The cover page to the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the cover page attached hereto as Exhibit A.

3. The introductory recital paragraph of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

First Amended and Restated Loan Agreement, dated the 18th day of July, 2013, by and among Matthews International Corporation, a Pennsylvania corporation (the "Borrower"), the Banks (as hereinafter defined), Citizens Bank of Pennsylvania, a Pennsylvania banking institution, in its capacity as administrative agent for the Banks (in such capacity, the "Agent"), and PNC Bank, National Association, a national banking association, in its capacity as syndication agent for the Banks (in such capacity, the "Syndication Agent").

4. The reference in (iii) of the second WHEREAS clause of the Loan Agreement to "Acquisitions" is hereby deleted in its entirety and in its stead is inserted a reference to "Permitted Acquisitions (including, without limitation, the Schawk Acquisition)".

5. Section 1.01 of the Loan Agreement is hereby amended by deleting the following definitions in their entirety and in their stead inserting the following:

"Bank-Provided Hedge" shall mean a Hedging Agreement which is provided by any Bank and with respect to which the Agent confirms meets the following requirements:  such Hedging Agreement (i) is documented in a standard International Swap Dealer Association Agreement, (ii) provides for the method of calculating the reimbursable amount of the provider's credit exposure in a reasonable and customary manner, and (iii) is entered into for hedging (rather than speculative) purposes.  The liabilities of the Loan Parties to the provider of any Bank-Provided Hedge shall be "Indebtedness" hereunder, guaranteed Indebtedness under the Guaranty Agreements and secured Indebtedness under the Pledge Agreements.  Notwithstanding the foregoing provisions in this definition, Bank-Provided Hedge shall not include Excluded Swap Obligations and any such Excluded Swap Obligations shall not be "Indebtedness" hereunder and guaranteed Indebtedness under the Guaranty Agreements.

"EBIT" shall mean, for the period of determination, (i) Net Income, plus (ii) Interest Expense, plus (iii) all income taxes included in Net Income plus, in each case to the extent deducted in determining Net Income, (iv) all other non-cash expenses or losses included in Net Income (excluding depreciation, depletion and amortization), (v) losses from asset dispositions (for all transactions greater than Three Million and 00/100 Dollars ($3,000,000.00)), (vi) other extraordinary charges, non-recurring losses and/or non-recurring expenses (including, without limitation, the costs incurred to achieve synergies), (vii) and non-cash losses from discontinued operations, minus, in each case to the extent added in determining Net Income, (viii) non-cash gains or credits to income, (ix) gains from asset dispositions (for all transactions greater than Three Million and 00/100 Dollars ($3,000,000.00)), (x) non-cash gains from discontinued operations and (xi) other extraordinary, non-recurring income, in each case determined and Consolidated for the Borrower and its Subsidiaries in accordance with GAAP; provided, however, subject in all respects to the approval of the Agent, in its sole but reasonable discretion, in the event of an acquisition or disposition of a Subsidiary or material line of business or a material division during the period of determination and solely for the purposes of determining the Applicable Rate and/or the Leverage Ratio, as the case may be, such calculation shall (a) in the case of such a disposition, exclude for the period of determination, EBIT attributable to the disposed of Subsidiary, line of business, or division as if such disposition had occurred at the beginning of such period of determination and (b) in the case of such an acquisition, include for the period of determination the EBIT attributable to the acquired Subsidiary, line of business, or division as if such acquisition had occurred at the beginning of such period of determination.

"Guarantor" or "Guarantors" shall mean, singularly or collectively, as the context may require, Milso, York Group, IDL Worldwide, Schawk Holdings, Schawk Worldwide, Schawk USA and any other Person that executes and delivers a Guaranty Agreement to the Agent for the ratable benefit of the Banks on or after the Closing Date.

"Guaranty Agreement" or "Guaranty Agreements" shall mean, singularly or collectively, as the context may require, the Milso Guaranty, the York Group Guaranty, the IDL Worldwide Guaranty, the Schawk Holdings Guaranty, the Schawk Worldwide Guaranty, the Schawk USA Guaranty and any other Guaranty and Suretyship Agreement executed and delivered to the Agent for the ratable benefit of the Banks on or after the date hereof substantially in the form of Exhibit "E" attached hereto and made a part hereof.

"Libor Rate" shall mean, for any Interest Period, a fixed rate per annum (rounded upwards to the next higher whole multiple of 1/100% if such rate is not such a multiple) equal at all times during such Interest Period to the quotient of (a) the rate per annum determined in good faith by the Agent in accordance with its customary procedures (which determination shall be conclusive absent manifest error) to be the average of the rates per annum (rounded upwards to the next higher whole multiple of 1/100% if such rate is not such a multiple) at which deposits in immediately available United States Dollars or an Optional Currency, as applicable, are offered at 11:00 a.m. (London, England time) (or as soon thereafter as is reasonably practicable) to major money center banks by prime banks in the London interbank eurodollar market three (3) Business Days prior to the first day of such Interest Period in an amount and maturity equal to the amount and maturity of such Libor Rate Loan, divided by (b) a number equal to 1.00 minus the aggregate (without duplication) of the rates (expressed as a decimal fraction) of the Libor Reserve Requirements.  If, at any time, the Agent and all of the Banks approve an additional Optional Currency pursuant to Section 2.17(d), any reference in this Agreement to the Libor Rate applicable to any Optional Currency Loan in such additional Optional Currency shall be a reference to a rate to be mutually agreed upon between the Agent and the Borrower.

"Loan Document" or "Loan Documents" shall mean, singularly or collectively as the context may require, (i) this Agreement, (ii) the Notes, (iii) the Notice of Waiver of Rights, (iv) the Guaranty Agreements, (v) the Pledge Agreements, (vi) the Letters of Credit, (vii) the Letter of Credit Related Documents and (viii) any and all other documents, instruments, certificates and agreements executed and delivered in connection with this Agreement, as any of them may be amended, modified, extended or supplemented from time to time.

"Revolving Credit Facility Commitment" shall mean Nine Hundred Million and 00/100 Dollars ($900,000,000.00) or such greater amount as may be applicable in accordance with the provisions of Section 2.21 hereof.

"Total Commitment Amount" shall mean the obligation of the Banks hereunder to make Loans (other than Swing Line Loans) and to issue Letters of Credit up to the maximum aggregate principal Dollar Equivalent amount of Nine Hundred Million and 00/100 Dollars ($900,000,000.00) or such greater amount as may be applicable in accordance with the provisions of Section 2.21 hereof.

"Treasury Management Agreements" shall mean agreements or other arrangements under which any Bank or Affiliate of any Bank provides any of the following products or services to any of the Loan Parties:  (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services or (g) foreign currency exchange, whether arising after the Closing Date or prior to the Closing Date, to the extent such arrangements with any applicable Bank or Affiliate are designated as such under the Existing Loan Agreement.  The liabilities of the Loan Parties to the provider of any service or product under any applicable Treasury Management Agreement shall be "Indebtedness" hereunder and guaranteed Indebtedness under the Guaranty Agreements and secured Indebtedness under the Pledge Agreements.

6. Section 1.01 of the Loan Agreement is hereby amended by inserting the following definitions in the appropriate alphabetical order:

"Acquisition Agreement" shall mean that certain Agreement and Plan of Merger and Reorganization, dated as of March 16, 2014, by and among the Borrower, Moonlight Merger Sub Corp., Moonlight Merger Sub LLC and Schawk, Inc., together with all schedules and exhibits thereto, as the same may be amended, modified or waived prior to the Second Amendment Closing Date, to the extent such amendment, modification or waiver is either not materially adverse to the interests of the Agent and/or any Bank, as determined by the Agent in its reasonable discretion, or such amendment, modification or waiver has been consented to in writing by the Agent (such consent to not be unreasonably withheld, conditioned or delayed).

"Foreign Subsidiary" means a Subsidiary which is not a Domestic Subsidiary.

"Foreign Subsidiary Holding Company" shall mean a Domestic Subsidiary all or substantially all of the assets of which consist of equity interests in one or more Foreign Subsidiaries or a Domestic Subsidiary that is disregarded as an entity separate from its owner for U.S. federal tax purposes and owns an equity interest in any Foreign Subsidiary.

"IDL Worldwide" shall mean IDL Worldwide, Inc., a Pennsylvania corporation.

"IDL Worldwide Guaranty" shall mean the Guaranty and Suretyship Agreement, dated the Second Amendment Closing Date, executed and delivered by IDL Worldwide to the Agent for the ratable benefit of the Banks, as amended, modified or supplemented from time to time.

"Permitted Acquisitions" shall mean that as set forth in Section 6.06.

"Pledge Agreement" or "Pledge Agreements" shall mean, singularly or collectively, as the context may require, (i) the Pledge Agreement, dated the Second Amendment Closing Date, executed and delivered by the Borrower to the Agent for the ratable benefit of the Banks, and (ii) any other Pledge Agreement executed and delivered by SGK LLC, a Delaware limited liability company and/or any Loan Party to the Agent for the ratable benefit of the Banks on or after the Second Amendment Closing Date hereof substantially in the form of Exhibit "F" attached hereto and made a part hereof.

"Release Trigger Condition" shall mean the condition that the Borrower has submitted compliance certificates for two (2) consecutive fiscal quarters each evidencing a Leverage Ratio of less than 3.00 to 1.00; provided, that the last day of such period of two (2) consecutive fiscal quarters shall not be earlier than March 31, 2016.

"Schawk Acquisition" shall mean the acquisition by the Borrower of Schawk Inc. pursuant to the Acquisition Agreement, which acquisition shall occur through the merger of Moonlight Merger Sub Corp., a Delaware corporation and wholly-owned Subsidiary of the Borrower, with and into Schawk Inc. on the Second Amendment Closing Date simultaneously with the closing of this Second Amendment.

"Schawk Holdings" shall mean Schawk Holdings Inc., a Delaware corporation.

"Schawk Holdings Guaranty" shall mean the Guaranty and Suretyship Agreement, dated the Second Amendment Closing Date, executed and delivered by Schawk Holdings to the Agent for the ratable benefit of the Banks, as amended, modified or supplemented from time to time.

"Schawk Inc." shall mean Schawk, Inc., a Delaware corporation.

"Schawk USA" shall mean Schawk USA Inc., a Delaware corporation.

"Schawk USA Guaranty" shall mean the Guaranty and Suretyship Agreement, dated the Second Amendment Closing Date, executed and delivered by Schawk USA to the Agent for the ratable benefit of the Banks, as amended, modified or supplemented from time to time.

"Schawk Worldwide" shall mean Schawk Worldwide Holdings Inc., a Delaware corporation.

"Schawk Worldwide Guaranty" shall mean the Guaranty and Suretyship Agreement, dated the Second Amendment Closing Date, executed and delivered by Schawk Worldwide to the Agent for the ratable benefit of the Banks, as amended, modified or supplemented from time to time.

"Second Amendment Closing Date" shall mean July 29, 2014.

"Specified Event of Default" shall mean the occurrence of an Event of Default under (i) Section 7.01(a), (ii) Section 7.01(b), (iii) Section 7.01(c) and/or (iv) 7.01(e) solely as a result of a default in the performance of any covenant contained in Section 5.14 of this Agreement.

7. Section 2.03(a)(i) of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

(i)           Subject to the terms and conditions of this Agreement, on the Second Amendment Closing Date and through the day immediately preceding the first (1st) Incentive Pricing Effective Date occurring after the end of the first full Fiscal Quarter ending after the Second Amendment Closing Date, (x) Revolving Credit Loans which are Base Rate Loans shall bear interest for each day at a rate per annum equal to the Base Rate plus the applicable margin corresponding to Tier V as set forth below and (y) Revolving Credit Loans which are Libor Rate Loans shall bear interest during each applicable interest period at a rate per annum equal to the Libor Rate plus the Applicable Libor Margin corresponding to Tier V set forth below;

8. The table in Section 2.03(a)(ii) of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

Tier	Leverage Ratio	Applicable Libor Margin	Applicable Base Rate Margin	Applicable L/C Fee Percentage	Applicable Commitment Fee Percentage
I	< 1.00	.75%	0.00%	.75%	0.15%
II	≥1.00 < 2.00	1.00%	0.00%	1.00%	0.20%
III	≥ 2.00 < 2.50	1.25%	0.25%	1.25%	0.25%
IV	≥ 2.50 < 3.00	1.50%	0.50%	1.50%	0.25%
V	≥ 3.00 < 3.50	1.75%	0.75%	1.75%	0.25%
VI	≥ 3.50	2.00%	1.00%	2.00%	0.25%

9. Section 2.05(i) of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

(i)           A commitment fee in Dollars on the unused portion of the amount of the Revolving Credit Facility Commitment during the period from the date of this Agreement to the Expiry Date, payable quarterly in arrears beginning on October 1, 2013 and continuing on the first (1st) day of each January, April, July and October thereafter and on the Expiry Date.  Such fee shall be calculated daily, and shall equal the amount by which the amount of the Revolving Credit Facility Commitment has exceeded the closing principal balance of the sum of the outstanding Dollar Equivalent principal balance of the Revolving Credit Loans (for purposes of this computation the Swing Line Lender's Swing Line Loans shall be deemed to be borrowed amounts under its Revolving Credit Commitment) and the Dollar Equivalent amount of Letters of Credit Outstanding on each day, multiplied by the applicable percentage with respect to commitment fees for such day determined by reference to the Borrower's Leverage Ratio as set forth in set forth in Section 2.03(a)(ii) hereof (the "Applicable Commitment Fee Percentage"); provided, however, that any commitment fee accrued with respect to the Revolving Credit Facility Commitment of an Impacted Bank during the period prior to the time such Bank became an Impacted Bank and unpaid at such time shall not be payable by the Borrower so long as such Bank shall be an Impacted Bank except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; and provided, further, that no commitment fee shall accrue with respect to the Revolving Credit Facility Commitment of an Impacted Bank so long as such Bank shall be an Impacted Bank; provided, further, that on the Second Amendment Closing Date and through the day immediately preceding the first (1st) Incentive Pricing Effective Date occurring after the end of the first full Fiscal Quarter ending after the Second Amendment Closing Date, the Applicable Commitment Fee Percentage shall be determined by reference to the applicable margin corresponding to Tier V;

10. The reference in (ii) of Section 3.15 of the Loan Agreement to "Acquisitions" is hereby deleted in its entirety and in its stead is inserted a reference to "Permitted Acquisitions (including, without limitation, the Schawk Acquisition)".

11. Section 5.14(a) of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

(a)           Leverage Ratio.  The Borrower and its Subsidiaries shall maintain a Leverage Ratio, (i) as of June 30, 2014, and as of the last day of each Fiscal Quarter thereafter through and including March 31, 2015, for the period equal to the four (4) consecutive Fiscal Quarters then ending, less than or equal to 4.00 to 1.0, (ii) as of June 30, 2015, and as of the last day of each Fiscal Quarter thereafter through and including December 31, 2015, for the period equal to the four (4) consecutive Fiscal Quarters then ending, less than or equal to 3.75 to 1.0, and (iii) as of March 31, 2016, and as of the last day of each Fiscal Quarter thereafter, for the period equal to the four (4) consecutive Fiscal Quarters then ending, less than or equal to 3.50 to 1.0.

12. Section 5.15 of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

5.15           Subsidiary Guaranty Agreements and Pledge Agreements.

(a)           Subsidiary Guaranty Agreements.  Each Domestic Subsidiary (excluding any Securitization Entity or a Foreign Subsidiary Holding Company) of a Loan Party created or acquired subsequent to the Closing Date shall immediately execute and deliver to the Agent a Guaranty Agreement, along with such corporate governance and authorization documents as may be deemed reasonably necessary or advisable by the Agent; provided, however, that a Domestic Subsidiary shall not be required to execute such Guaranty Agreement so long as (i) the total assets (excluding all loans and advances made to such Subsidiary from a Loan Party or a Subsidiary of a Loan Party) of such Domestic Subsidiary are less than Fifty Million and 00/100 Dollars ($50,000,000.00), and (ii) the aggregate of the total assets (excluding all loans and advances made to such Subsidiary from a Loan Party or a Subsidiary of a Loan Party) of all such Domestic Subsidiaries with total asset values (excluding all loans and advances made to such Subsidiary from a Loan Party or a Subsidiary of a Loan Party) of less than Fifty Million and 00/100 Dollars ($50,000,000.00) does not exceed the aggregate amount of One Hundred Twenty-Five Million and 00/100 Dollars ($125,000,000.00).  In the event that the total assets of any Subsidiary (excluding any Securitization Entity or a Foreign Subsidiary Holding Company) which is not a Domestic Subsidiary or a Guarantor are at any time equal to or greater than Twenty Million and 00/100 Dollars ($20,000,000.00), the Borrower shall provide the Agent and the Banks with prompt written notice of such asset value.

(b)           Pledge Agreements.  As of the Second Amendment Closing Date and at all times prior to the satisfaction of the Release Trigger Condition, the Borrower and/or such other applicable Loan Party shall pledge its equity interests in its Domestic Subsidiaries and its material first-tier Foreign Subsidiaries and Foreign Subsidiary Holding Companies owned as of the Second Amendment Closing Date (including Schawk) and/or created or acquired subsequent to the Second Amendment Closing Date; provided, however, that with respect to such pledge of the material first-tier Foreign Subsidiaries and Foreign Subsidiary Holding Companies, the Borrower and/or the applicable Loan Party shall only be required to effectuate such pledge if such pledge would not be unlawful and would not cause any adverse tax consequences to the Borrower; provided, further, that with respect to such pledge of the material first-tier Foreign Subsidiaries and Foreign Subsidiary Holding Companies, such pledge shall be limited to a pledge of sixty-six percent (66%) of the equity interests of such Foreign Subsidiary and/or Foreign Subsidiary Holding Company owned by the Borrower or such applicable Loan Party.

13. Section 6.01(a) of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

(a)           Liens of any Loan Party or any Subsidiary of a Loan Party existing on the Second Amendment Closing Date and described in Schedule 6.01 to this Agreement;

14. Clause (iii) of Section 6.04 of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

(iii) the sale, transfer or lease of assets by (A) a Subsidiary of a Loan Party to a Loan Party, (B) a Loan Party to another Loan Party, (C) a Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party or (D) a Loan Party of all but not less than all of its equity interests in a Foreign Subsidiary to Schawk Holdings (Gibraltar) Limited or a wholly-owned (whether directly or indirectly) Subsidiary of Schawk Holdings (Gibraltar) Limited,

15. Section 6.06 of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

6.06           Partnerships; Mergers or Consolidation; Acquisitions.

No Loan Party nor any Subsidiary of a Loan Party shall form a partnership, limited liability company or joint venture,  merge or consolidate with or into any other Person, consummate any Acquisitions, or agree to do any of the foregoing, except as follows:

(i) a Subsidiary which is not a Loan Party may merge or consolidate with or into another Subsidiary which is not a Loan Party, or with and into a Loan Party so long as a Loan Party is the surviving entity;

(ii) a Loan Party may merge or consolidate with or into another Loan Party provided that if the Borrower is a party to such merger or consolidation, the Borrower is the surviving entity; and

(iii) any Loan Party and any Subsidiary of a Loan Party may complete Acquisitions provided that, each of the following requirements is met (each, a "Permitted Acquisition"):

(A)           no Event of Default shall exist immediately prior to and after giving effect to such Permitted Acquisition;

(B)           if a Loan Party is acquiring the ownership interests in such Person, (i) such Person shall, to the extent required by Section 5.15(a), become a Guarantor in accordance with the terms and provisions of Section 5.15(a) and (ii) such Loan Party shall, to the extent required by Section 5.15(b), pledge its ownership interests in such Person in accordance with the terms and provisions of Section 5.15(b), in each case promptly but in any event within five (5) Business Days following the closing of such Permitted Acquisition;

(C)           in the case of a merger, consolidation or other combination involving a Loan Party, a Loan Party shall be the continuing and surviving entity; and

(D)           after giving effect to such Permitted Acquisition and the incurrence of any Loans, other Indebtedness or contingent obligations in connection therewith, the pro forma Leverage Ratio is not greater than the ratio that is .25x less than the Leverage Ratio required under Section 5.14(a) hereof as of the applicable date of determination.

16. The following is hereby added as new Section 6.09 to the Loan Agreement:

6.09           Dividends and Distributions.

The Borrower shall not, and shall not permit any of its Subsidiaries to, make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares of capital stock, partnership interests or limited liability company interests or on account of the purchase, redemption, retirement or acquisition of its shares of capital stock (or warrants, options or rights therefor), partnership interests or limited liability company interests; provided, however, that the Borrower or any Subsidiary may declare or pay (i) distributions to a Loan Party or from a Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party, (ii) dividends or other distributions made solely in capital stock or other equity interests, (iii) distributions  in the form of repurchases of capital stock or other equity interests from employees pursuant to a plan or other employment arrangement; provided, that if an Uncured Specified Event of Default exists, then such distributions shall not exceed, singularly or in the aggregate, Ten Million and 00/100 Dollars ($10,000,000.00) in any fiscal year, and (iv) so long as no Uncured Specified Event of Default is then continuing or a Specified Event of Default would occur as a result thereof, the Borrower may make or pay, or agree to become or remain liable to make or pay, any other dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares of capital stock, partnership interests or limited liability company interests or on account of the purchase, redemption, retirement or acquisition of its shares of capital stock (or warrants, options or rights therefor), partnership interests or limited liability company interests.  As used herein, "Uncured Specified Event of Default" means (x) a Specified Event of Default which has not been waived in writing by the Agent or Majority Banks, as applicable, (y) a Specified Event of Default under Sections 7.01(b) or (c) which remains uncured for five (5) days, or (z) any other Specified Event of Default that remains uncured to the reasonable satisfaction of the Agent and the Majority Banks.

17. The reference in Section 7.01(i) of the Loan Agreement to "One Million and 00/100 Dollars ($1,000,000.00)" is hereby deleted in its entirety and in its stead is inserted a reference to "Fifteen Million and 00/100 Dollars ($15,000,000.00) (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage thereof)".

18. The reference in Section 7.01(j) of the Loan Agreement to "One Hundred Thousand and 00/100 Dollars ($100,000.00)" is hereby deleted in its entirety and in its stead is inserted a reference to "an unbonded amount of One Million and 00/100 Dollars ($1,000,000.00)".

19. Schedule 1 to the Loan Agreement are hereby deleted in their entirety and replaced by Schedule 1 attached hereto.

20. Schedules  3.10, 3.12, 3.13, 3.14, 3.21, 4.03(f) and 6.01 to the Loan Agreement are hereby deleted in their entirety and replaced by Schedules 3.10, 3.12, 3.13, 3.14, 3.21, 4.03(f) and 6.01  attached hereto.

21. Exhibit C to the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the Exhibit C to the Loan Agreement attached hereto.

22. The Exhibit F to the Loan Agreement that is attached hereto is hereby inserted as Exhibit F to the Loan Agreement.

23. The provisions of Section 2 through 22 of this Second Amendment shall not become effective until the Agent has received the following, each in form and substance acceptable to the Agent:

(a)	this Second Amendment, duly executed by the Borrower and the Banks;

(b)	the documents listed in the Preliminary Closing Checklist set forth on Exhibit B attached hereto and made a part hereof; and

(c)	such other documents as may be reasonably requested by the Agent.

24. The Borrower hereby reconfirms and reaffirms all representations and warranties, agreements and covenants made by and pursuant to the terms and conditions of the Loan Agreement, except as such representations and warranties, agreements and covenants may have heretofore been amended, modified or waived in writing in accordance with the Loan Agreement, and except any such representations or warranties made as of a specific date or time, which shall have been true and correct in all material respects as of such date or time.

25. The Borrower acknowledges and agrees that each and every document, instrument or agreement which at any time has secured payment of the Borrower's Indebtedness under the Loan Agreement including, but not limited to, (i) the Loan Agreement and (ii) the Guaranty Agreements continue to secure prompt payment when due of the Borrower's Indebtedness under the Loan Agreement.

26. The Borrower hereby represents and warrants to the Banks and the Agent that (i) the Borrower has the legal power and authority to execute and deliver this Second Amendment; (ii) the officers of the Borrower executing this Second Amendment have been duly authorized to execute and deliver the same and bind the Borrower with respect to the provisions hereof; (iii) the execution and delivery hereof by the Borrower and the performance and observance by the Borrower of the provisions hereof and of the Loan Agreement and all documents executed or to be executed therewith, do not violate or conflict with the organizational documents of the Borrower or any Law applicable to the Borrower or result in a breach of any provision of or constitute a default which would have a Material Adverse Effect under any other agreement, instrument or document binding upon or enforceable against the Borrower and (iv) this Second Amendment, the Loan Agreement and the documents executed or to be executed by the Borrower in connection herewith or therewith constitute valid and binding obligations of the Borrower in every respect, enforceable in accordance with their respective terms.

27. The Borrower represents and warrants that (i) no Event of Default exists under the Loan Agreement, nor will any occur as a result of the execution and delivery of this Second Amendment or the performance or observance of any provision hereof; (ii) except as amended pursuant to this Second Amendment, the Schedules attached to and made part of the Loan Agreement are true and correct as of the date hereof in all material respects and there are no material modifications or supplements thereto; and (iii) it presently has no claims or actions of any kind at law or in equity against the Banks or the Agent arising out of or in any way relating to the Loan Agreement or the other Loan Documents.

28. By executing and delivering this Second Amendment, each New Bank agrees that, effective as of the date hereof, it shall become, and shall be deemed to be, a "Bank" under the Loan Agreement and each of the other Loan Documents and agrees that, from the date hereof and so long as it remains a party to the Loan Agreement, it shall assume the obligations of a "Bank" under and perform, comply with and be bound by each of the provisions of the Loan Agreement which are stated to apply to a Bank and shall be entitled to the benefits, rights and remedies set forth therein and in each of the other Loan Documents.  In addition, by executing and delivering this Second Amendment, each New Lender confirms to and agrees with the Agent and each of the other Banks as follows: (i) it confirms that it has received a copy of the Loan Agreement, together with copies of such financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Second Amendment; (ii) it will, independently and without reliance upon Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement; (iii) it appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement as are delegated to the Agent by the terms thereof; (iv)  it represents and warrants to the Agent, the other Banks and the Borrower that it is either (x) entitled to the benefits of an income tax treaty with the United States of America that provides for an exemption from the United States withholding tax on interest and other payments made by Loan Parties under the Loan Agreement and the other Loan Documents or (y) is engaged in trade or business within the United States of America.

29. The Agent and the Banks, by their execution of this Second Amendment, hereby expressly consent to the Schawk Acquisition and agree and affirm that the Schawk Acquisition is a Permitted Acquisition for all purposes of the Loan Agreement and agree and affirm that EBIT and/or EBITDA, as applicable, shall include the EBIT and the depreciation, depletion and amortization, as applicable, attributable to the entities, lines of business and/or division(s) acquired pursuant to the Schawk Acquisition.

30. Each reference to the Loan Agreement that is made in the Loan Agreement or any other document executed or to be executed in connection therewith shall hereafter be construed as a reference to the Loan Agreement as amended hereby.

31. The agreements contained in this Second Amendment are limited to the specific agreements made herein.  Except as amended hereby, all of the terms and conditions of the Loan Agreement shall remain in full force and effect.  This Second Amendment amends the Loan Agreement and is not a novation thereof.

32. This Second Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

33. This Second Amendment shall be governed by, and shall be construed and enforced in accordance with, the Laws of the Commonwealth of Pennsylvania without regard to the principles or the conflicts thereof.  The Borrower hereby consents to the jurisdiction and venue of the Court of Common Pleas of Allegheny County, Pennsylvania and the United States District Court for the Western District of Pennsylvania with respect to any suit arising out of or mentioning this Second Amendment.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto, have caused this Second Amendment to be duly executed, as a document under seal, by their duly authorized officers on the day and year first above written.

ATTEST By: Name: Title:	Matthews International Corporation By:_/s/________________________________ Name: _______________________________ Title: ________________________________
Citizens Bank of Pennsylvania, as Agent and for itself as a Bank By:_/s/________________________________ Name: _______________________________ Title: ________________________________
PNC Bank, National Association, as Syndication Agent and for itself as a Bank By:_/s/________________________________ Name: _______________________________ Title: ________________________________

Wells Fargo Bank, National Association., as Co-Documentation Agent and for itself as a Bank

By:_/s/________________________________
Name:  _______________________________
Title:  ________________________________

HSBC Bank USA, National Association, as Co-Documentation Agent and for itself as a Bank

By:_/s/________________________________
Name:  _______________________________
Title:  ________________________________

JPMorgan Chase Bank, N.A., as a Bank By:_/s/________________________________ Name: _______________________________ Title: ________________________________
Bank of America, N.A., as a Bank By:_/s/________________________________ Name: _______________________________ Title: ________________________________
Fifth Third Bank, an Ohio banking corporation, as a Bank By:_/s/________________________________ Name: _______________________________ Title: ________________________________
SunTrust Bank, as a Bank By:_/s/________________________________ Name: _______________________________ Title: ________________________________
The Huntington National Bank, as a Bank By:_/s/________________________________ Name: _______________________________ Title: ________________________________
TD Bank, N.A., as a Bank By:_/s/________________________________ Name: _______________________________ Title: ________________________________
MUFG Union Bank, N.A. f/k/a Union Bank, N.A., as a Bank By:_/s/________________________________ Name: Carlos Cruz Title: Vice President
First National Bank of Pennsylvania, as a Bank By:___________________________________ Name: _______________________________ Title: ________________________________
The Northern Trust Company, as a Bank By:_/s/________________________________ Name: _______________________________ Title: ________________________________
First Commonwealth Bank, as a Bank By:_/s/________________________________ Name: _______________________________ Title: ________________________________

EXHIBIT A
Cover Page to the Loan Agreement

See Attached

FIRST AMENDED AND RESTATED

LOAN AGREEMENT

by and among

MATTHEWS INTERNATIONAL CORPORATION

and

THE BANKS PARTY HERETO,

CITIZENS BANK OF PENNSYLVANIA, as Administrative Agent,

RBS Citizens, N.A., Joint Lead Arranger and Joint Bookrunner,

PNC CAPITAL MARKETS LLC, as Joint Lead Arranger and Joint Bookrunner

HSBC BANK USA, NATIONAL ASSOCIATION, as Co-Documentation Agent

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Documentation Agent

and

PNC BANK, NATIONAL ASSOCIATION, as Syndication Agent

Dated July 18, 2013

Schedule 1

Schedule of Banks and Commitments

Bank	Commitment For Revolving Credit Loans	Commitment Percentage
Citizens Bank of Pennsylvania 525 William Penn Place Pittsburgh, PA 15219 Attn: Philip R. Medsger	$140,000,000.00	15.5555555555556%
PNC Bank, National Association Three PNC Plaza 225 Fifth Avenue Pittsburgh, PA 15222 Attn: Troy Brown	$125,000,000.00	13.8888888888889%
Wells Fargo Bank, N.A. Four Gateway Center 444 Liberty Avenue, Ste 1400 Pittsburgh, PA 15222 Attn: J. Barrett Donovan	$85,000,000.00	9.4444444444444%
HSBC Bank USA, N.A. 95 Washington Street Buffalo, NY 14203 Attn: Christopher S. Helmeci	$85,000,000.00	9.4444444444444%
JPMorgan Chase Bank, N.A. Corporate Client Banking 270 Park Avenue, 43rd Floor New York, NY 10017 Attn: Joon Hur	$65,000,000.00	7.2222222222222%
Bank of America, N.A. 1600 J F Kennedy Blvd. 11th Floor Philadelphia, PA 19103 Attn: Kenneth G. Wood	$65,000,000.00	7.2222222222222%
Fifth Third Bank 707 Grant Street Pittsburgh, PA 15219 Attn: Michael S. Barnett	$65,000,000.00	7.2222222222222%
SunTrust Bank 3333 Peachtree Road, NE 7th Floor Atlanta, GA 30326 Attn: Johnetta Bush	$55,000,000.00	6.1111111111111%
The Huntington National Bank 125 South Wacker Drive Suite 2840 Chicago, IL 60606Attn: Michael Kiss	$50,000,000.00	5.5555555555556%
TD Bank, N.A. 2005 Market Street 2nd Floor Philadelphia, PA 19103 Attn: Craig Welch	$45,000,000.00	5.0000000000000%
MUFG Union Bank, N.A. f/k/a Union Bank, N.A. 1251 Avenue of the Americas 11-B New York, NY 10020 Attn: Rich Rizzo	$40,000,000.00	4.4444444444444%
First National Bank of Pennsylvania One Northshore Center, Suite 500 12 Federal Street Pittsburgh, PA 15212 Attn: Robert E. Heuler	$35,000,000.00	3.8888888888889%
The Northern Trust Company 50 South LaSalle Street Chicago, IL 60603 Attn: Andrew D. Holtz	$25,000,000.00	2.7777777777777%
First Commonwealth Bank 437 Grant Street, Suite 1600 Pittsburgh, PA 15219 Attn: Stephen J. Orban	$20,000,000.00	2.2222222222222%
Total Commitment Amount	$900,000,000.00	100%